For Period Ending 12/31/01
File No. 811-8274

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MassMutual Mid Cap Growth Equity Fund (Series 10)

     On July 12, 2001, Registrant purchased 14,000 shares issued by Infineon Technology at a price of $21.33 per share, amounting to a $298,620 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Miller Anderson & Sherrerd, LLP, participated in the underwriting syndicate.

On October 25, 2001, Registrant purchased 7200 shares issued by Raytheon at a price of $33.25 per share, amounting to a $239,400 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Miller Anderson & Sherrerd, LLP, participated in the underwriting syndicate.

On October 29, 2001, Registrant purchased 5100 shares issued by Anthem at a price of $36.00 per share, amounting to a $183,600 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Miller Anderson & Sherrerd, LLP, participated in the underwriting syndicate.

On December 12, 2001, Registrant purchased 9400 shares issued by Prudential Financial at a price of $27.50 per share, amounting to a $258,500 aggregate purchase price. Morgan Stanley Dean Witter, an affiliate of Miller Anderson & Sherrerd, LLP, participated in the underwriting syndicate.


MassMutual Small Cap Growth Equity Fund (Series 11)

On November 6, 2001, Registrant purchased 17,450 shares issued by Alamosa Holdings Inc. at a price of $14.75 per share, amounting to a $257,387.50 aggregate purchase price. J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Investment Management Inc., participated in the underwriting syndicate. Smith Barney was the broker from whom the Fund purchased shares.

On November 12, 2001, Registrant purchased 29,050 shares issued by AMN Healthcare Services Inc. at a price of $17.00 per share, amounting to a $493,850 aggregate purchase price. J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Investment Management Inc., participated in the underwriting syndicate. MAM Securities was the broker from whom the Fund purchased shares.

On November 14, 2001, Registrant purchased 19,300 shares issued by Weight Watchers Institutional Inc. at a price of $24.00 per share, amounting to a $463,200 aggregate purchase price. J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Investment Management Inc., participated in the underwriting syndicate. First Boston Brokerage was the broker from whom the Fund purchased shares.


MassMutual Overseas Fund (Series 20)

On December 7, 2001, Registrant purchased 3200 shares issued by Koninklijke KPN N.V. at a price of $4.36 per share, amounting to a $13,952.06 aggregate purchase price. J.P. Morgan Securities Inc., an affiliate of American Century Investment Management, Inc., participated in the underwriting syndicate. ABN AMRO Securities was the broker from whom the Fund purchased shares.